UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. __)

Yangtze River Development Limited

(Name of Issuer)

Common

(Title of Class of Securities)

984752105

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐       Rule 13d-1(b)

☒       Rule 13d-1(c)

☐       Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Linyu Chen
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP: (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION PRC

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 16,600,000
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 16,600,000
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,600,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ N/A
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.63%
12	TYPE OF REPORTING PERSON IN

ITEM 1 (a) NAME OF ISSUER: Yangtze River Development Limited

ITEM 1 (b) ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

41 John St, Suite 2A, New York, NY 10038

ITEM 2 (a) NAME OF PERSON FILING:

Linyu Chen

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

ITEM 2 (c) CITIZENSHIP:

PRC

ITEM 2 (d) TITLE OF CLASS OF SECURITIES:

Common

ITEM 2 (e) CUSIP NUMBER:

984752105

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or Dealer registered under Section 15 of the Exchange Act.
(b)	☐	Bank as defined in Section 3(a)(6) or the Exchange Act.
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d)	☐	Investment company registered under Section 8 of the Investment Company Act.
(e)	☐	An Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
(g)	☐	A Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
(h)	☐	A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i)	☐	A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4 OWNERSHIP

(a)	AMOUNT BENEFICIALLY OWNED: 16,600,000

(b)	PERCENT OF CLASS: 9.63%

(c)	NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
(i)	SOLE POWER TO VOTE OR DIRECT THE VOTE 16,600,000

(ii)	SHARED POWER TO VOTE OR DIRECT THE VOTE 16,600,000

(iii)	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 16,600,000

(iv)	SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 16,600,000

ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS   N/A

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.   N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

N/A

ITEM 10 CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

(Date) 02/02/2018

/s/ Linyu Chen

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